ACCOUNTANT'S CONSENT




9 July 2002




Board of Directors
Advanced Medical Systems Inc.
2950 N. Glassell Street
Orange, CA 92865

Dear Sirs:

I hereby consent to the use of my report dated April 29, 2002 on my audit of the financial statements of Advanced Medical Systems Inc. (Company) for the year ended August 31, 2001 and my report dated June 24, 2002 on my review of the interim financial statements for the three-month and nine-month periods ended May 31, 2002 in the Registration Statement filed on Form SB-2 contemporaneously herewith and subject to any required amendments thereto.

Very truly yours,


/s/ Norman L. Maceda


Norman L. Maceda, CPA